EXHIBIT 23.1
                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the use in this A-1 to the Registration Statement on Form SB-2 of our report dated February 24, 2000 with respect to our audit of the financial statements of NMXS.com, Inc. as of December 31, 1999 and for the years ended December 31, 1999 and 1998 and the amount for each of the years ended December 31, 1999, 1998, 1997 and 1996 included in the cumulative amounts for the period from April 2, 1996 (inception) through December 31, 1999 and to the reference to our firm under the caption "Experts" in the prospectus.

/s/ Richard A. Eisner & Company, LLP

Florham Park, NJ
March 31, 2000